Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Mettler Toledo International Inc. (the “Company,” “we,” “us” or “our") had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock.
DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation and our Amended By-laws. The summary is not complete, and is qualified by reference to our Amended and Restated Certificate of Incorporation and Amended By-laws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.
Authorized Capital Stock
We are authorized to issue up to 135,000,000 shares of capital stock, all with a par value of one cent ($.01) per share, of which 125,000,000 shares are designated as common stock, and 10,000,000 shares are designated as preferred stock. As of December 31, 2019, 24,125,317 shares of our common stock were issued outstanding, 20,660,694 shares of our common stock were held in treasury, and no shares of our preferred stock were outstanding.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Our stockholders do not have cumulative voting rights.
Our Amended By-laws provide that stockholders representing a majority in number of the total outstanding shares of capital stock entitled to vote, represented in person or by proxy, shall constitute a quorum of the stockholders for all purposes.
Dividends and Other Distribution; Liquidation Rights
Subject to preferences that may be applicable to any series of preferred stock outstanding from time to time, the holders of our common stock are entitled to receive ratably any dividends, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose.
In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Fully Paid and Nonassessable
The outstanding shares of our common stock are fully paid and nonassessable.
No Preemptive, Conversion or Subscription Rights; No Redemption or Sinking Fund Provisions
Holders of our common stock have no preemptive or conversion rights, and there are no sinking fund or redemption provisions relating to any shares of our common stock. In addition, holders of our common stock do not have any subscription or other similar rights to purchase additional shares of any class of our capital stock.
Amendments
Our Amended By-laws provide that the By-laws and any amendment thereof may be altered, amended or repealed, or new By-laws may be adopted by the Board of Directors at any regular or special meeting of the Board. In the case of any special meeting at which all of the members of the Board are not present, the notice of such meeting shall have stated that the amendment of the By-laws was one of the purposes of the meeting.
The Amended By-laws and any amendment thereof, including the By-laws adopted by the Board of Directors, may be altered, amended or repealed and other By-laws may be adopted by the holders of a majority of the total outstanding stock of the corporation entitled to vote at any annual meeting or at any special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.
Removal and Vacancies
Members of the Board of Directors may be removed with or without cause at a special meeting of the stockholders called for the purpose of removing the Director.
Whenever any Director shall have been elected by the holders of any class of stock of the corporation voting separately as a class under the provisions of the Amended and Restated Certificate of Incorporation, such director may be removed, and the vacancy filled only by the holders of that class of stock voting separately as a class.
Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any Director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy or newly created directorship shall hold office until his successor is elected and qualified or until his earlier resignation or removal.
When one or more Directors shall resign effective at a future date, a majority of Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in the Amended By-laws in connection with the filling of other vacancies.
Additional Shares of Common Stock
We may issue additional authorized shares of our common stock as authorized by our Board of Directors from time to time by the affirmative vote of the holders of a majority of the shares of common stock then outstanding.
Stock Exchange Listing
Our common stock is listed on the NYSE under the ticker symbol “MTD.”
Transfer Agent and Registrar
Computershare Shareowner Services LLC is the transfer agent and registrar for our common stock.
Preferred Stock
As of the date of filing of this Annual Report on Form 10-K, no shares of preferred stock of any series or class is outstanding.
Our Board of Directors, without further shareholder authorization, is authorized to approve the issuance, from time to time, of shares of our preferred stock in one or more series, to establish the number of shares to be included in any such series, and to fix the rights, preferences over dividends on the common stock and one or more other series of the preferred stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefore, and rights upon liquidation, dissolution or winding up, including preferences over the common stock and one or more other series of the preferred stock.
The issuance of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring, or preventing a change in control of the Company or an unsolicited acquisition proposal.
Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended By-laws could make the following more difficult: (i) acquisition of the Company by means of a tender offer, (ii)  acquisition of the Company by means of a proxy contest or otherwise, or (iii) removal of the Company’s incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.
Size of Board and Vacancies
The Amended By-laws provide that the numbers of members of our Board of Directors will be determined by resolution of the Board. Any director may be removed at any time, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of Common Stock. Newly created directorships resulting from any increase in the Company’s authorized number of directors or any vacancies in the Board resulting from death or resignation or any other cause may be filled by the majority vote of the Company’s remaining directors in office, even if less than a quorum, and any Director so elected to fill any such vacancy or newly created directorship shall hold office until his successor is elected and qualified or until his earlier resignation or removal.
When one or more Directors resigns effective at a future date, a majority of Directors then in office, including those who have so resigned, have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.
Elimination of Stockholder Action by Written Consent

The Amended and Restated Certificate of Incorporation eliminates the right of the Company’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company’s stockholders.
Stockholder Meetings
Under the Amended By-laws, except as noted in the following sentence, only the Company’s chairman, president, and the Board may call special meetings of the Company’s stockholders. Stockholders who in the aggregate beneficially own at least 50% of the voting power of all outstanding shares of common stock of the Company may call a special meeting of the Company’s stockholders through the Secretary upon proper written request to the Secretary.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Amended By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.
Delaware Anti-takeover Law
The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
No Cumulative Voting
Neither the Charter nor By-laws provide for cumulative voting in the election of directors.
Undesignated Preferred Stock
The authorization of the Company’s undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.
Indemnification of Directors, Officers and Employees
Pursuant to the Amended and Restated Certificate of Incorporation and Amended By-laws, the Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Exclusive Jurisdiction of Certain Actions
Our Amended By-laws require, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers, employees and stockholders for breach of fiduciary duty, any actions against the Company or any Director or Officer or employee arising pursuant to any provision of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the By-laws, or any action asserting a claim governed by the internal affairs doctrine, may be brought only in a state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.